Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Lisa K. Klinger Vice President — Treasurer and Investor Relations (972) 409-1528 klingerl@michaels.com
Michaels Stores Second Quarter Sales Increase 9.2%
— Same-Store Sales Increase 4.2% —
IRVING, Texas – August 4, 2005 – Michaels Stores, Inc. (NYSE: MIK) reported today that total sales for the second quarter were $745.5 million, a 9.2% increase over last year’s $682.9 million. Same-store sales for the quarter increased 4.2% on a 2.4% increase in average ticket, a 1.4% increase in transactions, and a 0.4% increase in custom frame deliveries. Year-to-date sales of $1.567 billion increased 11.2% from $1.409 billion for the same period last year. Same-store sales year-to-date were up 6.1% over the same period a year ago on a 3.2% increase in transactions, a 2.4% increase in average ticket, and a 0.5% increase in custom frame deliveries. A favorable Canadian currency translation added approximately 0.4% to the average ticket increase for the second quarter and for the first six months of fiscal 2005.
     Michael Rouleau, President and Chief Executive Officer, said, “We are pleased with our solid same-store sales performance for the quarter, which builds on our strong fiscal 2004 second quarter same-store sales increase of 5%. Higher in-stock positions, stronger sales of merchandise at regular price, and continued improvement in store merchandising execution contributed to our same-store sales results. Our overall strong performance for the quarter was partially offset by the unfavorable impact on arts and crafts activities due to more seasonal weather in certain parts of the country this year relative to the second quarter of fiscal 2004, when the weather was unseasonably cool and more conducive to indoor crafting activities. Our domestic Michaels Stores’ Pacific, Southwest and Southeast zones delivered strong same-store sales performances during the second quarter of this year with an average increase of approximately 6% versus the same period last year. The more weather sensitive Northern, Mid-Atlantic, and Northeast zones averaged a same-store sales increase of approximately 1% over the second quarter of fiscal 2004. Strongest departmental performances came in our Jewelry & Beading, Paper-crafting, Foam, and Yarn categories.”
     The Company continues to expect fiscal 2005 second quarter diluted earnings per share to range from $0.20 to $0.22 versus diluted earnings per share of $0.19 for the second quarter of 2004. Net income for the quarter is expected to be driven by operating income growth of 25% to 30% over last year, offset by the additional costs associated with the early redemption of its Senior Notes, as previously announced. The Company continues to expect same-store sales in the second half of fiscal 2005 to increase between 3% and 5% over the same period last year, with third quarter sales near the low-end of the estimated range and fourth quarter sales expected to be at the high-end of the range. Consistent with prior guidance, the company continues to expect growth in fiscal 2005 diluted earnings per share of 25% to 30% over last year’s $1.45.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

     The Company also announced that it has repurchased an additional 457,900 shares of the Company’s common stock during the second quarter of fiscal 2005 under its stock repurchase plans at an average price of $41.10 per share. Subsequent to the end of the quarter, the Company repurchased an additional 34,100 shares at an average price of $41.14 per share. As of August 4, 2005, under its repurchase plans, the Company is authorized to repurchase approximately 2.95 million additional shares plus such shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan.
     The Company plans to release its second quarter 2005 earnings results and outlook for fiscal 2005 on Wednesday, August 24, 2005, and will conduct a conference call at 4:00 p.m. CT on that date, hosted by Michaels Stores President and CEO, Michael Rouleau and Executive Vice President - Chief Financial Officer, Jeffrey Boyer. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 5446629. Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of August 3, 2005, the Company owns and operates 870 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, 11 Recollections stores, and four Star Wholesale operations.
     This document may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2005. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.
     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300